December 11, 2017

Sack Lunch Productions, Inc.

59 West 100 South, 2nd Floor

Salt Lake City, UT 84101

Re:	Sack Lunch Productions, Inc. Registration Statement on Form 1-A for an offering by certain of the Company’s shareholders of up to 2,800,000 shares of Series E Convertible Preferred Stock

Ladies and Gentlemen:

We have acted as counsel to Sack Lunch Productions, Inc., a Utah corporation (the “Company”), in connection with the proposed offering by the Company of up to 2,800,000 shares of the Company’s Series E Convertible Preferred Stock, including both the Offering Shares and the Additional Shares as defined in the Offering Statement (the “Securities”), and the shares of common stock into which the Securities may convert, pursuant to the Company's Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

We have reviewed the Company's charter documents, the Offering Statement and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the original of such copies.

Based on such review, we are of the opinion that the Securities and the common stock into which the Securities may convert have been duly authorized and will be, when issued in the manner described in the Offering Statement, legally issued, fully paid and nonassessable. No opinion is being rendered hereby with respect to the truthfulness, accuracy or completeness of the Offering Statement or any portion thereof.

We consent to the filing of this opinion letter as an exhibit to the Offering Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

Clyde Snow & Sessions

/s/ Brian A. Lebrecht
Brian A. Lebrecht